Exhibit 99.1

NEWS ANNOUNCEMENT

Webcast/Conference Call TODAY, Monday, May 7 at 5:00 p.m. ET

WEBCAST LINK:	www.carmikeinvestors.com (archived for 30 days)

CALL DIAL-IN:	800/891-6979 or 212/231-2900 (international callers)

CALL REPLAY:	800/633-8284 or 402/977-9140; passcode: 21589210 (through May 14)

Carmike Cinemas Reports Record Q1 2012 Results Featuring

30% Attendance Increase and 37% Total Revenue Rise

-Fourth Consecutive Period of Cinema Industry Attendance Outperformance-

-Raises $56.2 Million through Public Offering-

- Issues $210 Million Senior Secured Notes-

COLUMBUS, GA – May 7, 2012 — Carmike Cinemas, Inc. (NASDAQ: CKEC), a leading entertainment, digital cinema and 3-D motion picture exhibitor, today reported results for the three months ended March 31, 2012, as summarized below.

SUMMARY FINANCIAL DATA

(unaudited)

	Three Months Ended March 31,
(in millions)	2012	2011
Total revenue	$130.8	$95.8
Operating income (loss)	14.5	(1.9)
Interest expense	8.3	9.2
Theater level cash flow (1)	28.9	10.7
Net income (loss)	3.2	(18.4)
Adjusted net income (loss) (1)	4.7	(18.2)
Adjusted EBITDA (1)	23.9	6.0

	March 31, 2012	December 31, 2011
(in millions)
Total debt (1)	$314.7	$315.4
Net debt (1)	$298.4	$301.8

(1)	Theatre level cash flow, adjusted net income (loss), adjusted EBITDA, total debt and net debt are supplemental non-GAAP financial measures. Reconciliations of theatre level cash flow and adjusted EBITDA to net income (loss) and adjusted net income (loss) to net income (loss) for the three months ended March 31, 2012 and 2011, as well as a schedule of total debt and net debt as of March 31, 2012 and December 31, 2011, are included in the supplementary tables accompanying this news announcement.

Carmike Cinema’s President and Chief Executive Officer David Passman stated, “Carmike posted record first quarter financial results in many key metrics, including admissions revenue, concessions and other revenue, Adjusted EBITDA and net income. These accomplishments were driven by another period of very strong attendance gains. Carmike’s Q1 2012 attendance increased approximately 30% over the prior year, which was well ahead of the industry increase of 24%. This marked the fourth straight quarter that we outpaced domestic industry attendance averages. Over the past four quarters, Carmike’s attendance has bested the industry by an average of 400 basis points. In addition, Carmike set a new quarterly high for concessions and other revenue per patron at $3.91. Carmike’s concessions and other revenue increased for the ninth consecutive quarter, versus prior-year performance. On a per patron basis, concessions and other revenue was up more than 5%, compared to the 2011 first quarter level.

“We believe that our sustained favorable operating results demonstrate that we are successfully revitalizing the Carmike circuit. Over the past few years, we have worked hard to divest underperforming locations and refresh our circuit. While we are not done, we can now focus on transitioning into a growth mode. We will continue to emphasize strengthening the Company’s balance sheet, improving key operating metrics and focusing our entire organization on a more customer-centric operating culture.

“Subsequent to quarter-end, we achieved two significant milestones to better position ourselves to obtain our objective of bottom-line growth. On April 11, we issued 4.6 million shares of common stock to the public at $13 per share, which included an over-allotment of 0.6 million shares. After underwriter fees and other expenses, the Company raised approximately $56 million, which can be used for general corporate purposes, including potential acquisitions and other capital expenditures.

“In addition, on April 27, we completed an unregistered offering of $210 million aggregate principal amount of 7.375% Senior Secured Notes due 2019. Net proceeds from this offering were used to retire our existing term loan. We simultaneously entered into a new $25 million senior secured revolving credit facility, which was undrawn at closing, replacing our existing revolving credit facility. These notes allow us greater flexibility to incur capital expenditures, make acquisitions and more effectively utilize excess cash flow generated by the business.”

THEATRE PERFORMANCE STATISTICS

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Average theatres	236	238
Average screens	2,259	2,229
Average attendance per screen (1)	5,394	4,216
Average admission per patron(1)	$6.84	$6.53
Average concessions/other sales per patron (1)	$3.91	$3.72
Total attendance (in thousands) (1)	12,183	9,399
Total operating revenue (in thousands)	$130,822	$95,783

(1)	Includes activity from theatres designated as discontinued operations and reported as such in the consolidated statements of operations.

Carmike Cinema’s Chief Financial Officer Richard Hare stated, “Carmike’s 2012 first quarter total revenue grew approximately 37% to a record Q1 level of $130.8 million. Admissions revenue rose more than 36%, significantly above reported industry levels of 23-24%. The Company’s admissions per patron increased approximately 5% to $6.84. Concessions and other revenue increased 37%.

“Q1 was also a very strong period for Carmike in terms of theatre level cash flow and Adjusted EBITDA generation. We reached $28.9 million in theatre level cash flow, versus $10.7 million in the year-ago quarter and recorded Adjusted EBITDA of $23.9 million compared to $6.0 million in Q1 2011.

“On the cost side, other theatre operating costs declined significantly on a quarter-over-quarter basis as a percentage of revenue, from 51.3% in 2011 to 40.2% in 2012 showing the benefit of increased attendance against a heavily fixed-cost structure. In aggregate, other theatre operating costs rose to $52.6 million, up from $49.1 million in the year-ago period, primarily resulting from salaries and wages expense, theatre occupancy costs related to new build-to-suit theatres and repairs and maintenance expenses. Film exhibition costs, as a percentage of revenue, remained consistent with the year-ago period and were 52.3% of admissions revenues in Q1 2012, compared to 52.5% in Q1 2011. Carmike’s Q1 interest expense declined approximately 10% to $8.3 million, reflecting a reduced outstanding term debt balance due to voluntary bank debt pre-payments throughout 2011,” concluded Mr. Hare.

Supplemental Financial Measures

Theatre level cash flow, EBITDA, adjusted EBITDA, adjusted net income (loss), total debt and net debt are supplemental non-GAAP financial measures used by Carmike to evaluate its operating performance. Carmike defines theatre level cash flow as adjusted EBITDA, as defined below, plus general and administrative expenses. Carmike believes that theatre level cash flow is an important supplemental measure of operating performance for a motion picture exhibitor’s operations because it provides a measure of the core operations, rather than factoring in items such as general and administrative expenses and depreciation and amortization, among others. In addition, Carmike believes that theatre level cash flow, as defined, is a widely accepted measure of comparative operating performance in the motion picture exhibition industry. Adjusted net income (loss) is defined as net income (loss) plus impairment of long-lived assets. Carmike believes adjusted net income (loss) is an important supplemental measure of operating performance for a motion picture exhibitor because it provides a measure of core operations. Total debt is defined as the sum of current maturities of long-term debt, capital leases and long-term financing obligations, long-term debt (less current maturities) and capital leases and long-term financing obligations (less current maturities). Net debt is defined as total debt less cash and cash equivalents. EBITDA is defined as net income (loss) plus income tax expense (benefit), interest expense and depreciation and amortization. Adjusted EBITDA is defined as net income (loss) plus income tax expense, interest expense, depreciation and amortization, loss from unconsolidated affiliates, loss from discontinued operations, (gain) loss on sale of property and equipment and impairment of long-lived assets. Carmike believes that EBITDA and adjusted EBITDA are important supplemental measures of operating performance for a motion picture exhibitor’s operations because they provide measures of core operations.

About Carmike Cinemas (www.carmike.com)

Carmike Cinemas, Inc. is a U.S. leader in digital cinema and 3-D cinema deployments and one of the nation’s largest motion picture exhibitors. As of March 31, 2012, Carmike had 236 theatres with 2,264 screens in 35 states. Carmike’s digital cinema footprint reached 2,135 screens, including 220 theatres with 753 screens that are also equipped for 3-D. Carmike’s focus for its theatre locations is small to mid-sized communities.

Disclosure Regarding Forward-Looking Statements

This press release and other written or oral statements made by or on behalf of Carmike contain forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs, expectations and future performance, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words, “believes,” “expects,” “anticipates,” “plans,” “estimates” or similar expressions. Examples of forward-looking statements in this press release include the Company’s expectations regarding growth and the Company’s strategies and operating goals. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on beliefs and assumptions of management, which in turn are based on currently available information. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include, but are not limited to: general economic conditions in our regional and national markets; our ability to comply with covenants contained in our senior secured credit agreement and the indenture governing our 7.375% Senior Secured Notes due 2019; our ability to operate at expected levels of cash flow; financial market conditions including, but not limited to, changes in interest rates and the availability and cost of capital; our ability to meet our contractual obligations, including all outstanding financing commitments; the availability of suitable motion pictures for exhibition in our markets; competition in our markets; competition with other forms of entertainment; and other factors, including the risk factors disclosed in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, under the caption “Risk Factors.” We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Contact:

Robert Rinderman or Jennifer Neuman	Richard B. Hare
JCIR – Investor Relations	Chief Financial Officer
212/835-8500 or ckec@jcir.com	706/576-3416

CARMIKE CINEMAS, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended March 31,
	2012	2011
	(Unaudited)	(Unaudited)
Revenues:
Admissions	$83,258	$61,080
Concessions and other	47,564	34,704

Total operating revenues	130,822	95,784

Operating costs and expenses:
Film exhibition costs	43,544	32,096
Concession costs	5,597	3,869
Other theatre operating costs	52,621	49,083
General and administrative expenses	5,000	4,734
Depreciation and amortization	7,790	7,793
Loss (gain) on sale of property and equipment	248	(20)
Impairment of long-lived assets	1,486	161
Total operating costs and expenses	116,286	97,716

Operating income (loss)	14,536	(1,932)
Interest expense	8,263	9,153

Income (loss) before income tax and earnings from unconsolidated affiliates	6,273	(11,085)
Income tax expense	2,412	6,486
Loss from unconsolidated affiliates	543	801

Income (loss) from continuing operations	3,318	(18,372)
Loss from discontinued operations	(86)	(26)

Net income (loss)	$3,232	$(18,398)

Weighted average shares outstanding:
Basic	12,824	12,784
Diluted	12,942	12,784

Net income (loss) per common share (Basic and Diluted):
Income (loss) from continuing operations	$0.26	$(1.44)
Loss from discontinued operations, net of tax	(0.01)	—
Net income (loss) per common share	$0.25	$(1.44)

CARMIKE CINEMAS, INC. and SUBSIDIARIES

SUPPLEMENTARY NON-GAAP RECONCILIATIONS

THEATRE LEVEL CASH FLOW AND ADJUSTED EBITDA (Unaudited)

($ in thousands)

	Three Months Ended March 31,
	2012	2011
Net income (loss)	$3,232	$(18,398)
Income tax expense	2,412	6,486
Interest expense	8,263	9,153
Depreciation and amortization	7,790	7,793

EBITDA	$21,697	$5,034
Loss from unconsolidated affiliates	543	801
Loss from discontinued operations	(86)	(26)
Loss (gain) on sale of property and equipment	248	(20)
Impairment of long-lived assets	1,486	161

Adjusted EBITDA	$23,888	$5,950
General and administrative expenses	5,000	4,734

Theatre level cash flow	$28,888	$10,684

TOTAL DEBT AND NET DEBT (Unaudited)

($ in thousands)

	March 31, 2012	Dec. 31, 2011
Current maturities of long-term debt, capital leases and long-term financing obligations	$4,062	$3,959
Long-term debt, less current maturities	196,459	196,880
Capital leases and long-term financing obligations, less current maturities	114,179	114,608

Total debt	$314,700	$315,447
Less cash and cash equivalents	(16,289)	(13,616)

Net debt	$298,411	$301,831

ADJUSTED NET INCOME (LOSS) (Unaudited)

($ in thousands)

	Three Months Ended March 31,
	2012	2011
Net income (loss)	$3,232	$(18,398)
Impairment of long-lived assets	1,486	161

Adjusted net income (loss)	$4,718	$(18,237)

Weighted average shares outstanding (basic)	12,824	12,784
Weighted average shares outstanding (diluted)	12,942	12,784
Adjusted net income (loss) per share (basic)	$0.37	$(1.43)
Adjusted net income (loss) per share (diluted)	$0.36	$(1.43)

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